Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND

FULL-YEAR 2022 RESULTS

●	Fourth quarter comparable store sales growth of 9.0%, full-year increase of 6.4%
●	10% increase in fourth quarter diluted earnings per share to $8.37, full-year increase of 8% to $33.44
●	$3.15 billion net cash provided by operating activities in 2022

Springfield, MO, February 8, 2023 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq:  ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenue and earnings for its fourth quarter and full-year ended December 31, 2022.  The results represent 30 consecutive years of comparable stores sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

Greg Johnson, O’Reilly’s CEO, commented, “We are very pleased to once again report a strong quarter, highlighted by 9.0% growth in comparable store sales and a 10% increase in diluted earnings per share.  Team O’Reilly once again exceeded our expectations and delivered robust top-line growth on top of a record-breaking 14.5% comp in the prior year, which resulted in an incredible three-year comparable store sales stack of 34.7% for the fourth quarter.  Our consistently strong growth is the direct result of the hard work and dedication of our entire Team.  We continually evaluate the compensation and benefits we provide to our Team Members to ensure we are attracting and developing the best professional parts people in the industry.  In line with this commitment to our Team, we recognized a $28 million SG&A charge in the fourth quarter, resulting from our transition to an enhanced paid time-off program.  We believe investing in Team O’Reilly will continue to drive our industry-leading customer service, while also creating tremendous opportunities for our Team Members to grow and share in our Company’s success.  I would like to thank our over 85,000 Team Members for their ongoing dedication to our continued profitable growth and for their unrelenting focus on providing excellent customer service.”

Sales for the fourth quarter ended December 31, 2022, increased $353 million, or 11%, to $3.64 billion from $3.29 billion for the same period one year ago.  Gross profit for the fourth quarter increased 7% to $1.85 billion (or 50.9% of sales) from $1.73 billion (or 52.7% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 11% to $1.17 billion (or 32.2% of sales) from $1.06 billion (or 32.2% of sales) for the same period one year ago.  Operating income for the fourth quarter increased 1% to $682 million (or 18.7% of sales) from $676 million (or 20.5% of sales) for the same period one year ago.

Net income for the fourth quarter ended December 31, 2022, increased $10 million, or 2%, to $529 million (or 14.5% of sales) from $519 million (or 15.8% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter increased 10% to $8.37 on 63 million shares versus $7.64 on 68 million shares for the same period one year ago.

Full-Year Financial Results

Mr. Johnson continued, “Our strong performance in the fourth quarter capped another successful year for our Company and drove our full-year 2022 comparable store sales growth to 6.4%, resulting in a full-year diluted earnings per share increase of 8% to $33.44 and an incredible three-year compounded annual growth rate of 23%.  As we look forward to 2023, we believe the long-term drivers for demand in our industry remain solid, and we remain very confident in our Team’s ability to gain market share by providing unsurpassed levels of service to our customers and successfully executing our proven dual-market business model.”

Sales for the year ended December 31, 2022, increased $1.08 billion, or 8%, to $14.41 billion from $13.33 billion for the same period one year ago.  Gross profit for the year ended December 31, 2022, increased 5% to $7.38 billion (or 51.2% of sales) from $7.02 billion (or 52.7% of sales) for the same period one year ago.  SG&A for the year ended December 31, 2022, increased 8% to $4.43 billion (or 30.7% of sales) from $4.10 billion (or 30.8% of sales) for the same period one year ago.  Operating income for the year ended December 31, 2022, increased 1% to $2.95 billion (or 20.5% of sales) from $2.92 billion (or 21.9% of sales) for the same period one year ago.

Net income for the year ended December 31, 2022, increased $8 million to $2.17 billion (or 15.1% of sales) from $2.16 billion (or 16.2% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2022, increased 8% to $33.44 on 65 million shares versus $31.10 on 70 million shares for the same period one year ago.

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Online sales for ship-to-home orders and pick-up-in-store orders for U.S. stores open at least one year are included in the comparable store sales calculation.  Comparable store sales increased 9.0% for the fourth quarter ended December 31, 2022, on top of 14.5% for the same period one year ago.  Comparable store sales increased 6.4% for the year ended December 31, 2022, on top of 13.3% for the same period one year ago.

Share Repurchase Program

During the fourth quarter ended December 31, 2022, the Company repurchased 0.5 million shares of its common stock, at an average price per share of $786.19, for a total investment of $421 million.  During the year ended December 31, 2022, the Company repurchased 5.0 million shares of its common stock, at an average price per share of $661.66, for a total investment of $3.28 billion.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.4 million shares of its common stock, at an average price per share of $807.84, for a total investment of $355 million.  The Company has repurchased a total of 91.0 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $224.08, for a total aggregate investment of $20.38 billion.  As of the date of this release, the Company had approximately $1.37 billion remaining under its current share repurchase authorization.

Full-Year 2023 Guidance

The table below outlines the Company’s guidance for selected full-year 2023 financial data:

For the Year Ending
December 31, 2023
Net, new store openings	180 to 190
Comparable store sales	4% to 6%
Total revenue	$15.2 billion to $15.5 billion
Gross profit as a percentage of sales	50.8% to 51.3%
Operating income as a percentage of sales	19.8% to 20.3%
Effective income tax rate	22.9%
Diluted earnings per share (1)	$35.75 to $36.25
Net cash provided by operating activities	$2.5 billion to $2.9 billion
Capital expenditures	$750 million to $800 million
Free cash flow (2)	$1.8 billion to $2.1 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2023
Net cash provided by operating activities		$2,560	to	$2,920
Less:	Capital expenditures	750	to	800
	Excess tax benefit from share-based compensation payments	10	to	20
Free cash flow		$1,800	to	$2,100

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 9, 2023, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (888) 506-0062 and the conference call identification number is 235079.  A replay of the conference call will be available on the Company’s website through Thursday, February 8, 2024.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of December 31, 2022, the Company operated 5,929 stores in 47 U.S. states and 42 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the COVID-19 pandemic or other public health crises; the economy in general; inflation; consumer debt levels; product demand; the market for auto parts; competition; weather; tariffs; availability of key products and supply chain disruptions; business interruptions, including terrorist activities, war and the threat of war; failure to protect our brand and reputation; challenges in international markets; volatility of the market price of our common stock; our increased debt levels; credit ratings on public debt; historical growth rate sustainability; our ability to hire and retain qualified employees; risks associated with the performance of acquired businesses; information security and cyber-attacks; and governmental regulations.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2021, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2022	December 31, 2021
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$108,583	$362,113
Accounts receivable, net	343,155	272,562
Amounts receivable from suppliers	127,019	113,112
Inventory	4,359,126	3,686,383
Other current assets	110,376	70,092
Total current assets	5,048,259	4,504,262

Property and equipment, at cost	7,438,065	6,948,038
Less: accumulated depreciation and amortization	3,014,024	2,734,523
Net property and equipment	4,424,041	4,213,515

Operating lease, right-of-use assets	2,112,267	1,982,478
Goodwill	884,445	879,340
Other assets, net	158,967	139,112
Total assets	$12,627,979	$11,718,707

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$5,881,157	$4,695,312
Self-insurance reserves	138,926	128,794
Accrued payroll	126,888	107,588
Accrued benefits and withholdings	166,433	234,872
Current portion of operating lease liabilities	366,721	337,832
Other current liabilities	383,692	370,217
Total current liabilities	7,063,817	5,874,615

Long-term debt	4,371,653	3,826,978
Operating lease liabilities, less current portion	1,806,656	1,701,757
Deferred income taxes	245,347	175,212
Other liabilities	201,258	206,568

Shareholders’ equity (deficit):
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
62,353,221 as of December 31, 2022, and
67,029,042 as of December 31, 2021	624	670
Additional paid-in capital	1,311,488	1,305,508
Retained deficit	(2,375,860)	(1,365,802)
Accumulated other comprehensive income (loss)	2,996	(6,799)
Total shareholders’ deficit	(1,060,752)	(66,423)

Total liabilities and shareholders’ deficit	$12,627,979	$11,718,707

Note:  The balance sheet at December 31, 2021, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$3,644,493	$3,291,493	$14,409,860	$13,327,563
Cost of goods sold, including warehouse and distribution expenses	1,790,539	1,556,957	7,028,154	6,307,614
Gross profit	1,853,954	1,734,536	7,381,706	7,019,949

Selling, general and administrative expenses	1,171,737	1,058,655	4,427,215	4,102,781
Operating income	682,217	675,881	2,954,491	2,917,168

Other income (expense):
Interest expense	(42,331)	(34,732)	(157,720)	(144,768)
Interest income	2,136	493	4,763	1,971
Other, net	4,225	2,582	(2,879)	7,543
Total other expense	(35,970)	(31,657)	(155,836)	(135,254)

Income before income taxes	646,247	644,224	2,798,655	2,781,914
Provision for income taxes	117,675	125,251	626,005	617,229
Net income	$528,572	$518,973	$2,172,650	$2,164,685

Earnings per share-basic:
Earnings per share	$8.45	$7.71	$33.75	$31.39
Weighted-average common shares outstanding – basic	62,577	67,300	64,372	68,967

Earnings per share-assuming dilution:
Earnings per share	$8.37	$7.64	$33.44	$31.10
Weighted-average common shares outstanding – assuming dilution	63,160	67,928	64,962	69,611

Note:  The income statement for the year ended December 31, 2021, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2022	2021
	(Unaudited)	(Note)
Operating activities:
Net income	$2,172,650	$2,164,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	357,933	328,217
Amortization of debt discount and issuance costs	4,704	4,388
Deferred income taxes	69,575	20,383
Share-based compensation programs	26,458	24,656
Other	885	2,128
Changes in operating assets and liabilities:
Accounts receivable	(75,859)	(47,427)
Inventory	(669,046)	(32,634)
Accounts payable	1,184,858	510,911
Income taxes payable	151,063	152,339
Other	(74,971)	79,664
Net cash provided by operating activities	3,148,250	3,207,310

Investing activities:
Purchases of property and equipment	(563,342)	(442,853)
Proceeds from sale of property and equipment	14,803	9,494
Investment in tax credit equity investments	(188,282)	(180,333)
Other	(3,164)	(1,928)
Net cash used in investing activities	(739,985)	(615,620)

Financing activities:
Proceeds from borrowings on revolving credit facility	785,800	—
Payments on revolving credit facility	(785,800)	—
Proceeds from the issuance of long-term debt	847,314	—
Principal payments on long-term debt	(300,000)	(300,000)
Payment of debt issuance costs	(6,591)	(3,412)
Repurchases of common stock	(3,282,265)	(2,476,048)
Net proceeds from issuance of common stock	79,356	84,915
Other	(350)	(313)
Net cash used in financing activities	(2,662,536)	(2,694,858)

Effect of exchange rate changes on cash	741	(359)
Net decrease in cash and cash equivalents	(253,530)	(103,527)
Cash and cash equivalents at beginning of the period	362,113	465,640
Cash and cash equivalents at end of the period	$108,583	$362,113

Supplemental disclosures of cash flow information:
Income taxes paid	$415,165	$450,935
Interest paid, net of capitalized interest	155,853	144,293

Note: The cash flow statement for the year ended December 31, 2021, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2022	2021
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$4,371,653	$3,826,978
Add:	Letters of credit	101,741	83,985
	Discount on senior notes	6,285	4,360
	Debt issuance costs	22,062	18,662
	Six-times rent expense	2,358,192	2,232,132
Adjusted debt		$6,859,933	$6,166,117

GAAP net income		$2,172,650	$2,164,685
Add:	Interest expense	157,720	144,768
	Provision for income taxes	626,005	617,229
	Depreciation and amortization	357,933	328,217
	Share-based compensation expense	26,458	24,656
	Rent expense (i)	393,032	372,022
EBITDAR		$3,733,798	$3,651,577

Adjusted debt to EBITDAR		1.84	1.69

(i)	The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the year ended December 31, 2022 and 2021 (in thousands):

Total lease cost, per ASC 842, for the year ended December 31, 2022		$467,758
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2022	74,726
Rent expense for the year ended December 31, 2022		$393,032

Total lease cost, per ASC 842, for the year ended December 31, 2021		$443,484
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2021	71,462
Rent expense for the year ended December 31, 2021		$372,022

	December 31,
	2022	2021
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.7	1.7
Average inventory per store (in thousands) (2)	$730	$637
Accounts payable to inventory (3)	134.9%	127.4%

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2022	2021	2022	2021
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$795,230	$641,983	$3,148,250	$3,207,310
Less:	Capital expenditures	174,522	102,166	563,342	442,853
	Excess tax benefit from share-based compensation payments	11,203	6,246	25,503	35,202
	Investment in tax credit equity investments	183,020	178,538	188,282	180,333
Free cash flow		$426,485	$355,033	$2,371,123	$2,548,922

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Store Count:
Beginning domestic store count	5,910	5,740	5,759	5,594
New stores opened	20	19	173	167
Stores closed	(1)	—	(3)	(2)
Ending domestic store count	5,929	5,759	5,929	5,759

Beginning Mexico store count	28	22	25	22
New stores opened	14	3	17	3
Ending Mexico store count	42	25	42	25

Total ending store count	5,971	5,784	5,971	5,784

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Store and Team Member Information: (4)
Total employment	85,130	81,123
Square footage (in thousands)	44,604	43,185
Sales per weighted-average square foot (5)	$80.39	$74.96	$321.71	$307.37
Sales per weighted-average store (in thousands) (6)	$604	$562	$2,415	$2,298

(1)	Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(2)	Calculated as inventory divided by store count at the end of the reported period.
(3)	Calculated as accounts payable divided by inventory.
(4)	Represents O’Reilly’s U.S. operations only.
(5)	Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.
(6)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.